Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of American Well Corporation of our report dated June 1, 2020, except for the effects of the stock split discussed in Note 25 to the consolidated financial statements, as to which the date is September 8, 2020, relating to the financial statements of American Well Corporation, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 12, 2021